Exhibit 10.14

PROMISSORY NOTE

February 22, 2021

Culver City, California

1. Principal and Interest. For value received, ImmunityBio, Inc. (formerly named NantCell, Inc.), a Delaware corporation, with offices at 9920 Jefferson Boulevard, Culver City, California 90232 (the “Company”), promises to pay to the order of Nant Capital, LLC, with offices at 9922 Jefferson Boulevard, Culver City, California 90232 (“Holder”), or to the order of Holder’s registered assigns, the principal amount of each advance (each, an “Advance” and, collectively, the “Advances”) made by Holder to the Company pursuant to this Promissory Note (this “Note”), in immediately available funds, at the times and in the manner set forth herein.

(a) Advances. The principal amount of each Advance made by Holder to the Company hereunder, the date on which each such Advance is made, the amount of any prepayment or partial prepayment of any such Advance, and the outstanding principal amount of each such Advance, shall be specified in Schedule A attached hereto. The Company shall be entitled to update Schedule A hereto from time to time to reflect updated information relating to the Advances made by Holder to the Company hereunder and any prepayments or partial prepayments of the outstanding principal amounts of any such Advances. The information reflected in any such updated version of Schedule A delivered by the Company to Holder shall, in the absence of manifest error, constitute prima facie evidence of the accuracy of the information recorded, provided, however, that the failure of the Company to update the information specified in Schedule A in connection with the making by Holder to the Company of any Advance or the payment or partial prepayment by the Company of any such Advance shall not affect the obligations of the Company hereunder to repay the principal amount of any such Advance (and any interest unpaid having accrued thereon) in accordance with the terms of this Note.

(b) Interest and Payments. The outstanding principal amount of each Advance made by Holder to the Company pursuant to this Note shall bear interest from and including the date such Advance is made to but excluding the date such Advance is paid in full at a per annum rate equal to six percent (6%), compounded annually and computed on the basis of the actual number of days elapsed and a year of 365 or 366 days, as the case may be. Payments of accrued but unpaid interest shall be due and payable quarterly commencing on June 30, 2021 (i.e., June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, etc.). All amounts of principal of and, to the extent permitted by law, interest due and payable with respect to any Advance not paid within 5 business days of when due or upon the acceleration thereof pursuant to Section 2 hereof, shall bear interest (“Default Interest”) from the date due until the date paid in full at an overdue rate per annum equal to eight percent (8%). Such Default Interest shall be payable on demand and such increased rate of interest shall continue until such delinquent amount(s), with interest thereon at such increased rate, shall have been paid in full. Acceptance of any delinquent payments by Holder shall not waive or affect any prior default.

(c) Maturity Date. The unpaid principal of each Advance, and any accrued and unpaid interest thereon, shall be due and payable on September 30, 2025. The Company may prepay the outstanding amount of any Advance (together with accrued and unpaid interest thereon) at any time, either in whole or in part, without premium or penalty and without the prior consent of Holder.

2. Events of Default. An “Event of Default” occurs (a) upon the initiation by the Company of any voluntary case under any bankruptcy, insolvency or other similar law; (b) if an involuntary case under any bankruptcy, insolvency or other similar law is commenced against the Company with respect to it or its debt and such involuntary case remains undismissed or unstayed for a period of 90 days; or (c) upon a general assignment of assets by the Company for the benefit of creditors. Upon the occurrence of any Event of Default, all amounts outstanding hereunder in respect of the principal amount of any Advance and all unpaid interest having accrued thereon, shall be accelerated and become immediately due and payable without notice to or demand on the Company.

3. Miscellaneous.

(a) Notice. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth herein or on the register maintained by the Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given where received.

(b) No Waiver. No failure or delay by Holder to exercise any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

(c) Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(d) Entire Agreement. This Note expresses the entire understanding of the parties with respect to the transactions contemplated hereby.

(e) Default Rates; Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(f) Waiver by the Company. The Company hereby expressly waives presentment, protest, notice of protest, notice of default, notice of dishonor and all other demands and notices relating to his Note of any kind or nature whatsoever.

(g) Governing Law. THIS NOTE AND ALL ACTIONS ARISING OUT OF OR IN CONNECTION WITH THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT APPLICATION OF CONFLICTS OF LAW PRINCIPLES.

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IN WITNESS WHEREOF, the Company has caused this Promissory Note to be issued as of the date first written above.

IMMUNITYBIO, INC.

By: /s/ David Sachs
Name: David Sachs
Title: Chief Financial Officer

AGREED AND ACCEPTED:

NANT CAPITAL, LLC

By: /s/ Charles Kenworthy
Name: Charles Kenworthy
Title: Manager

SCHEDULE A

TO PROMISSORY NOTE

ADVANCES

Date of Advance	Original Principal Amount of Advance	Amount and Date(s) of Prepayments of Advance	Outstanding Principal Balance of Advance
February 26, 2021	$40,000,000.00	N/A	$40,000,000.00

Schedule A